PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Media Relations
Dwayne Roark
+1 331-777-6031
mediarelations@univarsolutions.com
Univar Solutions Reports Solid 2020 Fourth Quarter and Full Year Financial Results; Issues Guidance for 2021
DOWNERS GROVE, Ill., February 24, 2021 — Univar Solutions Inc. (NYSE: UNVR) (“Univar Solutions” or "the Company"), a global chemical and ingredient distributor and provider of value-added services, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2020.
Fourth Quarter 2020 Highlights
•Net income (loss) of $(33.7) million compared to $(55.1) million in the prior year fourth quarter; Adjusted net income(1) of $45.2 million compared to $50.5 million in the prior year fourth quarter.
•Earnings (loss) per diluted share of $(0.20) compared to $(0.33) per diluted share in the prior year fourth quarter. Adjusted earnings per diluted share(1) of $0.27 in the quarter decreased from $0.29 in the prior year fourth quarter.
•Adjusted EBITDA(1) of $146.4 million compared to $158.8 million in the prior year fourth quarter. Adjusted EBITDA margin(1) of 7.2 percent compared to 7.4 percent in the prior year fourth quarter.
•Net cash provided by operating activities decreased to $145.3 million from $329.7 million in the prior year fourth quarter.
•Liquidity as of December 31, 2020 was $855.0 million inclusive of $386.6 million of cash-on-hand and additional availability under committed, asset-based credit facilities.
Full Year 2020 Financial, Operating and Strategic Highlights
•Net income (loss) of $52.9 million compared to $(100.2) million in the prior year; Adjusted net income(1) of $211.9 million compared to $231.6 million in the prior year.
•Earnings (loss) per diluted share of $0.31, compared to $(0.61) per diluted share in the prior year. Adjusted earnings per diluted share(1) of $1.25 compared to $1.40 in the prior year.
•Adjusted EBITDA(1) decreased 9.7 percent to $635.8 million, and Adjusted EBITDA margin(1) expanded 10 basis points to 7.7 percent from the prior year.
•Net cash provided by operating activities decreased to $226.9 million from $363.9 million in the prior year.

"I am pleased with the progress the team has made against our strategic objectives, meeting the challenges of remote working, variable supply and demand, as well as macroeconomic uncertainties. Our financial results reflect the hard work of our dedicated team members, the strength of our supplier and customer relationships, and the benefit of our investment in keeping digital at our core. I am pleased we have made good progress against our Streamline 2022 (S22) goals by executing on non-core divestitures, expanding our supplier network, and moving
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

closer to completing our business systems migration and Nexeo integration," said David Jukes, president and chief executive officer.
"Looking to 2021, although the exact timing of the economic recovery is uncertain, our expected full-year Adjusted EBITDA guidance range of $630 million to $650 million reflects underlying performance in our on-going businesses above expected general industrial growth levels in each of our regions to offset the expected softer essential end markets performance. We are committed to realizing strong net free cash flow, while still driving towards our S22 goals of de-leveraging and improving Adjusted EBITDA(1) margins to 9% by the end of 2022. Univar Solutions is very well positioned in our markets to serve our supplier and customer needs and we expect to execute on new opportunities and grow shareholder value."

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Company Performance
Univar Solutions' operating performance results are described below and, unless otherwise indicated, are a comparison of fourth quarter 2020 results with fourth quarter 2019 results.

	(Unaudited)
	Three months ended December 31,				% change excl. currency (1)
(in millions)	2020	2019	$ change	% change

Segment External Sales (2)
USA	$1,224.9	$1,353.9	$(129.0)	(9.5)%	(9.5)%
EMEA	427.8	418.9	8.9	2.1%	(3.0)%
Canada	258.5	256.2	2.3	0.9%	(0.6)%
LATAM (3)	124.2	126.0	(1.8)	(1.4)%	9.1%
Total Consolidated Net Sales (3)	$2,035.4	$2,155.0	$(119.6)	(5.5)%	(6.1)%

Gross Profit (exclusive of depreciation) (4)(5)
USA	$302.1	$330.3	$(28.2)	(8.5)%	(8.5)%
EMEA	104.8	100.3	4.5	4.5%	(1.6)%
Canada	50.5	55.9	(5.4)	(9.7)%	(10.9)%
LATAM (3)	27.1	35.7	(8.6)	(24.1)%	(12.3)%
Total Consolidated Gross Profit (exclusive of depreciation) (3)(4)	$484.5	$522.2	$(37.7)	(7.2)%	(7.7)%

Total Consolidated Net Loss	$(33.7)	$(55.1)	$21.4	(38.8)%	(39.4)%

Adjusted EBITDA (4)
USA	$91.1	$102.4	$(11.3)	(11.0)%	(11.0)%
EMEA	29.4	31.1	(1.7)	(5.5)%	(10.3)%
Canada	20.6	22.5	(1.9)	(8.4)%	(9.8)%
LATAM	10.6	10.8	(0.2)	(1.9)%	18.5%
Other (6)	(5.3)	(8.0)	2.7	33.8%	33.8%
Total Consolidated Adjusted EBITDA (4)	$146.4	$158.8	$(12.4)	(7.8)%	(7.5)%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures” for discussion.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Included in external sales and gross profit (exclusive of depreciation) is a $9.7 million benefit in LATAM related to a Brazil VAT recovery for the three months ended December 31, 2019. Excluding this impact, adjusted gross profit (exclusive of depreciation) was $26.0 million and $512.5 million for LATAM and Consolidated, respectively, for the three months ended December 31, 2019.
(4)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliation to the most directly comparable GAAP financial measure.
(5)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(6)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.0 billion, a decrease of 5.5 percent on a reported basis and 6.1 percent on a constant currency basis(1) compared to the prior year fourth quarter. Lower sales were driven by a reduction in sales due to the Environmental Sciences divestiture, lower demand in the global industrial end markets, and price deflation affecting certain products, partially offset by higher demand for products in certain essential end markets(2).

Gross profit (exclusive of depreciation) of $484.5 million decreased 7.2 percent on a reported basis and 7.7 percent on a constant currency basis(1) driven primarily by the Environmental Sciences divestiture, price deflation affecting certain products, and lower demand in the global industrial end markets, partially offset by higher demand for products in certain essential end markets(2). Gross margin decreased by 40 basis points to 23.8 percent compared to the prior year fourth quarter, driven primarily by the inclusion of Brazil VAT recovery benefit in the prior year and an unfavorable mix resulting from the Canadian Agriculture wholesale distribution exit.
Univar Solutions reported net loss of $33.7 million, or $(0.20) per diluted share, compared to net loss of $55.1 million, or $(0.33) per diluted share, in the prior year fourth quarter. The decrease in net loss was primarily due to lower taxes partially offset by the loss on the sale of the Canadian Agricultural services business.
Adjusted earnings per diluted share(1) of $0.27 in the quarter decreased from $0.29 in the prior year fourth quarter driven primarily by lower Adjusted EBITDA, partially offset by lower interest expense.
Adjusted EBITDA(1) of $146.4 million decreased $12.4 million, or 7.8 percent, compared to the prior year fourth quarter, or a decrease of 7.5 percent on a constant currency basis(1). The decrease was primarily due to price deflation affecting certain product margins, lower demand in the global industrial end markets, and the Environmental Sciences divestiture, partially offset by the realization of Nexeo net synergies, favorable product mix, and cost reduction measures.
Net cash provided by operating activities decreased to $145.3 million from $329.7 million in the prior year fourth quarter, reflecting a more normalized level of net working capital in the 2020 fourth quarter.
The Company's leverage ratio(1) at December 31, 2020 was 3.5x compared to 3.8x at September 30, 2020.
Segment Results
USA:
•USA external sales declined 9.5 percent during the quarter, primarily due to the Environmental Sciences divestiture, energy headwinds, price deflation affecting certain products, and lower industrial end market demand, partially offset by higher demand for products in certain essential end markets(2).
•Gross profit (exclusive of depreciation) was lower by 8.5 percent. Gross margin increased 30 basis points to 24.7 percent, reflecting favorable product mix, including higher demand from essential end markets(2).
•Adjusted EBITDA(1) decreased 11.0 percent to $91.1 million due to lower industrial end market demand, energy headwinds, and the Environmental Sciences divestiture, partially offset by Nexeo net synergies, higher demand for products in certain essential end markets(2) and cost reduction measures. Adjusted EBITDA margin(1) decreased by 20 basis points to 7.4 percent primarily due to higher gross margins being more than offset by warehousing, selling and administrative expenses (WS&A).

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

EMEA:
•EMEA external sales increased 2.1 percent, or decreased 3.0 percent on a constant currency basis(1). The decrease was primarily due to lower industrial end market demand, partially offset by higher demand for products in certain essential end markets(2).
•Gross profit (exclusive of depreciation) increased 4.5 percent, or decreased 1.6 percent on a constant currency basis(1), and gross margin increased 60 basis points to 24.5 percent driven by favorable product mix, including higher demand from essential end markets(2) and beneficial Brexit impact.
•Adjusted EBITDA(1) decreased 5.5 percent to $29.4 million on a reported basis, or 10.3 percent on a constant currency basis(1), compared to the prior year quarter. This was primarily due to declines in pharmaceutical finished goods as anticipated and lower industrial end market demand, partially offset by higher demand from products in certain essential end markets(2) and beneficial Brexit impact. Adjusted EBITDA margin(1) decreased 50 basis points to 6.9 percent primarily due to higher WS&A.
CANADA:
•Canada external sales increased by 0.9 percent, or decreased 0.6 percent on a constant currency basis(1). The decrease was primarily due to lower energy demand and price deflation affecting certain products, and the Environmental Sciences divestiture, partially offset by sales from the Canadian Agriculture wholesale distribution and industrial chemicals sales.
•Gross profit (exclusive of depreciation) decreased by 9.7 percent, or 10.9 percent on a constant currency basis(1), and gross margin decreased 230 basis points to 19.5 percent, primarily related to unfavorable product mix resulting from the Canadian Agriculture wholesale distribution exit.
•Adjusted EBITDA(1) decreased 8.4 percent to $20.6 million on a reported basis, or 9.8 percent on a constant currency basis(1) compared to the prior year. Adjusted EBITDA(1) decreased primarily due to the unfavorable product mix resulting from the Canadian Agriculture wholesale distribution exit and lower demand in energy markets, partially offset by more favorable product mix in industrial chemicals. Adjusted EBITDA margin(1) decreased by 80 basis points to 8.0 percent, primarily due to lower gross margins partially offset by lower WS&A.
LATAM:
•LATAM external sales decreased by 1.4 percent, or increased 9.1 percent on a constant currency basis(1). The increase was primarily due to higher demand for products in industrial solutions partially offset by the inclusion of Brazil VAT recovery benefit in the prior year.
•Gross profit (exclusive of depreciation) decreased by 24.1 percent, or 12.3 percent on a constant currency basis(1), and gross margin decreased 650 basis points to 21.8 percent due to the inclusion of Brazil VAT recovery benefit in the prior year partially offset by higher demand for products in industrial solutions.
•Adjusted EBITDA(1) decreased 1.9 percent to $10.6 million on a reported basis, or increased 18.5 percent on a constant currency basis(1). The increase in Adjusted EBITDA(1) on a constant currency basis(1) was primarily due to the higher demand for products in industrial solutions, partially offset by the inclusion of Brazil VAT recovery benefit in the prior year. Adjusted EBITDA margin(1) was 8.5 percent, lower by 10 basis points.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

Cost Reductions, Nexeo integration & Streamline 2022 Update
In response to the ongoing uncertain economic environment, the Company continues to actively manage its expense base and realize cost reductions in an effort to maintain Univar Solutions' financial strength while continuing to serve its suppliers and customers' needs. During 2020, these savings represented in aggregate over $20 million in cost reductions on a year over year basis, which are incremental to the net synergies realized from the Nexeo acquisition of $46 million. The Company continues to expect to achieve the targeted $120 million in annual Nexeo net synergies by early 2022.
The Company made significant progress in the fourth quarter of 2020 on its previously announced S22 program which is designed to improve operational agility, drive faster sales growth, particularly in North America, maximize net free cash flow conversion, reduce leverage to below 3.0x by the end of 2021 and improve EBITDA margins to 9% by the end of 2022. Recent actions to advance the S22 program and these goals include:
•Named new president of North America Chemical Distribution
•Exited our Canadian Agriculture wholesale distribution business
•Sold our Canadian Agriculture services business
•Acquired a business from Zhuhai Tech Chem Silicone Industry Corporation; and
•Reached agreement on sale of our Distrupol business
The Company is expected to realize net proceeds from divestitures in excess of the targeted $200 million.

Outlook & Liquidity
Taking into account the announced divestitures, the Company expects Adjusted EBITDA(1) to be between $150 million and $160 million for the first quarter of 2021 as compared to $161.6 million for the first quarter of 2020. For full-year 2021 Adjusted EBITDA(1) is expected to be within a range of $630 million to $650 million, as compared to $635.8 million for full year 2020. Our forecast versus prior year reflects the effect of divestitures and a more normalized level of essential end market product margins.
The Company is forecasting 2021 year-end liquidity to be within a range of $800 million to $900 million (consisting of cash and available lines of credit) and expects to reduce leverage to less than 3.0x, also by year end. The Company has no significant debt maturities until 2024 and is in full compliance with the covenants under its credit agreements.
Univar Solutions to Host Webcast on February 25, 2021 at 9:00 a.m. ET
The Company will host a webcast with investors to discuss 2020 Fourth Quarter and Full Year Financial Results at 9:00 a.m. ET on February 25, 2021, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website.
Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures of gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level), Adjusted EBITDA, Adjusted EBITDA margin defined as Adjusted EBITDA divided by net sales on a consolidated level and by external sales on a segment level, Adjusted net income, Adjusted earnings per diluted share, leverage ratio and results on a constant currency basis. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company uses Adjusted EBITDA in setting performance incentive targets to align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages and other information by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing.
Adjusted EBITDA, Adjusted EBITDA margin, gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin, Adjusted net income, Adjusted earnings per diluted share, leverage ratio and constant currency are not measures calculated in accordance with GAAP and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA and other such metrics differently than we do, limiting their usefulness as comparative measures. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.
About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and North American sales force, unparalleled logistics know-how, deep market and regulatory knowledge, world-class formulation and recipe development, and leading digital tools the Company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. Univar Solutions is committed to helping customers and suppliers innovate and grow together. Learn more at www.univarsolutions.com.
Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the impacts of the effects of COVID-19 on the Company, the Company's anticipated future results and financial performance, liquidity position and cash flows, actions regarding expense control and cost reductions, expected net synergies from the Nexeo acquisition, capital expenditures and other statements regarding the Company's Streamline 2022 Program and other initiatives. Forward-looking statements are subject to known and unknown risks and uncertainties,many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: general economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns and potential recoveries the sustained geographic spread of the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic; current and new actions that may be taken by governmental authorities to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of COVID-19 on the global economy and our employees, customers, vendors and suppliers; and the overall impact of the COVID-19 pandemic on our business, results of operations and financial condition; significant changes in the business strategies of producers or in the operations of our customers; increased competitive pressures, including as a result of competitor consolidation; significant changes in the pricing, demand and availability of chemicals; our indebtedness, the restrictions imposed by and costs associated with our debt instruments,and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations; potential business disruptions and security breaches,including cybersecurity incidents; an inability to generate sufficient working capital; increases in transportation and fuel costs and changes in our relationship with third party providers; accidents, safety failures, environmental damage, product quality issues; delivery failures or potential hazards and risks related to our operations and the hazardous materials we handle, potential inability to obtain adequate insurance coverage; ongoing litigation; potential product liability claims and recalls and other environmental, legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; risks associated with integration of legacy business systems; possible impairment of goodwill and intangible assets; an inability to integrate the business and systems of the companies we acquire, including failure to realize the anticipated benefits of such acquisitions; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; and the other factors described in the Company's filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or"continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions, except per share data)	2020	2019	2020	2019
Net sales	$2,035.4	$2,155.0	$8,265.0	$9,286.9
Cost of goods sold (exclusive of depreciation)	1,550.9	1,632.8	6,262.8	7,146.1
Operating expenses:
Outbound freight and handling	86.3	89.7	344.4	364.8
Warehousing, selling and administrative	251.8	265.4	1,022.3	1,068.8
Other operating expenses, net	21.1	39.4	90.2	298.2
Depreciation	39.2	40.5	162.9	155.0
Amortization	14.7	14.6	60.0	59.7
Impairment charges	2.6	—	40.2	7.0
Total operating expenses	$415.7	$449.6	$1,720.0	$1,953.5
Operating income	$68.8	$72.6	$282.2	$187.3
Other (expense) income:
Interest income	0.4	5.4	2.1	7.7
Interest expense	(27.1)	(36.0)	(114.5)	(147.2)
(Loss) gain on sale of business	(32.7)	41.4	(50.6)	41.4
Loss on extinguishment of debt	—	(19.1)	(1.8)	(19.8)
Other expense, net	(51.0)	(53.3)	(58.4)	(70.5)
Total other expense	$(110.4)	$(61.6)	$(223.2)	$(188.4)
(Loss) income before income taxes	(41.6)	11.0	59.0	(1.1)
Income tax (benefit) expense from continuing operations	(7.9)	66.1	6.1	104.5
Net (loss) income from continuing operations	$(33.7)	$(55.1)	$52.9	$(105.6)
Net income from discontinued operations	—	—	—	5.4
Net (loss) income	$(33.7)	$(55.1)	$52.9	$(100.2)

(Loss) income per common share:
Basic from continuing operations	$(0.20)	$(0.33)	$0.31	$(0.64)
Basic from discontinued operations	—	—	—	0.03
Basic (loss) income per common share:	$(0.20)	$(0.33)	$0.31	$(0.61)
Diluted from continuing operations	$(0.20)	$(0.33)	$0.31	$(0.64)
Diluted from discontinued operations	—	—	—	0.03
Diluted (loss) income per common share:	$(0.20)	$(0.33)	$0.31	$(0.61)

Weighted average common shares outstanding:
Basic	169.1	168.6	169.0	164.1
Diluted	169.1	168.6	169.8	164.1

Univar Solutions Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$386.6	$330.3
Trade accounts receivable, net of allowance for doubtful accounts of $17.2 and $12.9 at December 31, 2020 and 2019, respectively.	1,239.8	1,160.1
Inventories	674.0	796.0
Prepaid expenses and other current assets	151.5	167.2
Total current assets	$2,451.9	$2,453.6
Property, plant and equipment, net	1,065.7	1,152.4
Goodwill	2,270.4	2,280.8
Intangible assets, net	251.9	320.2
Deferred tax assets	29.6	21.3
Other assets	285.5	266.5
Total assets	$6,355.0	$6,494.8
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$2.1	$0.7
Trade accounts payable	765.1	895.0
Current portion of long-term debt	163.5	25.0
Accrued compensation	102.2	103.6
Other accrued expenses	374.1	425.1
Total current liabilities	$1,407.0	$1,449.4
Long-term debt	2,477.1	2,688.8
Pension and other postretirement benefit liabilities	308.8	295.6
Deferred tax liabilities	39.3	56.3
Other long-term liabilities	330.5	271.9
Total liabilities	$4,562.7	$4,762.0
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of December 31, 2020 and 2019, respectively	—	—
Common stock, 2.0 billion shares authorized at $0.01 par value with 169.3 million and 168.7 million shares issued and outstanding at December 31, 2020 and 2019, respectively	1.7	1.7
Additional paid-in capital	2,983.3	2,968.9
Accumulated deficit	(805.6)	(858.5)
Accumulated other comprehensive loss	(387.1)	(379.3)
Total stockholders’ equity	$1,792.3	$1,732.8
Total liabilities and stockholders’ equity	$6,355.0	$6,494.8

Univar Solutions Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions)	2020	2019	2020	2019
Operating activities:
Net (loss) income	$(33.7)	$(55.1)	$52.9	$(100.2)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	53.9	55.1	222.9	214.7
Impairment charges	2.6	—	40.2	7.0
Amortization of deferred financing fees and debt discount	1.8	1.9	6.5	8.9
Amortization of pension cost from accumulated other comprehensive loss	(0.2)	—	(0.1)	0.1
Loss (gain) on sale of business	32.7	(41.4)	50.6	(41.4)
Gain on sale of property, plant and equipment and other assets	(15.4)	(11.6)	(23.7)	(9.9)
Loss on extinguishment of debt	—	12.4	1.8	13.1
Deferred income taxes	(37.6)	19.9	(32.4)	24.3
Stock-based compensation expense	3.6	3.4	14.5	25.1
Charge for inventory step-up of acquired inventory	—	—	—	5.3
Other	1.0	0.9	3.6	3.0
Changes in operating assets and liabilities:
Trade accounts receivable, net	60.2	193.3	(66.0)	197.0
Inventories	36.4	(3.1)	126.0	69.0
Prepaid expenses and other current assets	20.4	34.3	1.2	54.3
Trade accounts payable	(15.9)	14.3	(139.3)	(70.9)
Pensions and other postretirement benefit liabilities	36.3	44.5	19.5	21.9
Other, net	(0.8)	60.9	(51.3)	(57.4)
Net cash provided by operating activities	$145.3	$329.7	$226.9	$363.9
Investing activities:
Purchases of property, plant and equipment	$(29.2)	$(50.4)	$(111.3)	$(122.5)
Purchases of businesses, net of cash acquired	(4.6)	—	(4.6)	(1,201.0)
Proceeds from sale of property, plant and equipment and other assets	28.8	51.2	46.5	54.8
Proceeds from sale of business	39.3	174.0	37.3	838.3
Other	(1.4)	(1.4)	(9.2)	(2.7)
Net cash provided (used) by investing activities	$32.9	$173.4	$(41.3)	$(433.1)
Financing activities:
Proceeds from issuance of long-term debt	$—	$898.8	$—	$1,845.8
Payments on long-term debt and finance lease obligations	(8.5)	(1,080.5)	(205.3)	(1,545.9)
Net (payments) proceeds under revolving credit facilities	(71.7)	(123.4)	65.5	7.2
Short-term financing, net	(1.2)	(4.8)	0.1	(9.2)
Financing fees paid	—	(7.9)	—	(7.9)
Taxes paid related to net share settlements of share-based compensation awards	(0.9)	—	(2.9)	(2.8)
Stock option exercises	0.4	0.9	1.1	6.6
Other	0.8	0.8	1.5	1.4
Net cash (used) provided by financing activities	$(81.1)	$(316.1)	$(140.0)	$295.2
Effect of exchange rate changes on cash and cash equivalents	$15.8	$8.7	$10.7	$(17.3)
Net increase in cash and cash equivalents	$112.9	$195.7	$56.3	$208.7
Cash and cash equivalents at beginning of period	273.7	134.6	330.3	121.6
Cash and cash equivalents at end of period	$386.6	$330.3	$386.6	$330.3

Schedule A
Univar Solutions Inc.
Full Year 2020 Segment Detail
(Unaudited)

	Year ended December 31,				% change excl. currency (1)
(in millions)	2020	2019	$ change	% change

Segment External Sales (2)
USA	$5,006.2	$5,828.5	$(822.3)	(14.1)%	(14.1)%
EMEA	1,697.1	1,785.5	(88.4)	(5.0)%	(5.6)%
Canada	1,110.7	1,217.8	(107.1)	(8.8)%	(7.8)%
LATAM (3)	451.0	455.1	(4.1)	(0.9)%	12.9%
Total Consolidated Net Sales (3)	$8,265.0	$9,286.9	$(1,021.9)	(11.0)%	(10.3)%

Gross Profit (exclusive of depreciation) (4)(5)
USA (6)	$1,258.3	$1,377.8	$(119.5)	(8.7)%	(8.7)%
EMEA	425.8	424.9	0.9	0.2%	(0.7)%
Canada	215.1	233.7	(18.6)	(8.0)%	(7.0)%
LATAM (3)	103.0	104.4	(1.4)	(1.3)%	15.7%
Total Consolidated Gross Profit (exclusive of depreciation) (4)(7)	$2,002.2	$2,140.8	$(138.6)	(6.5)%	(5.7)%

Total Consolidated Net Income (Loss)	$52.9	$(100.2)	$153.1	N/M	N/M

Adjusted EBITDA (4)
USA	$393.2	$454.7	$(61.5)	(13.5)%	(13.5)%
EMEA	142.7	143.3	(0.6)	(0.4)%	(0.4)%
Canada	89.7	100.2	(10.5)	(10.5)%	(9.6)%
LATAM	43.0	36.1	6.9	19.1%	41.8%
Other (8)	(32.8)	(30.1)	(2.7)	(9.0)%	(9.0)%
Total Consolidated Adjusted EBITDA (4)	$635.8	$704.2	$(68.4)	(9.7)%	(8.4)%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures” for discussion.
(2)Segment external sales represent sales to third party customers. Inter-segments sales are excluded from segment external sales.
(3)Included in external sales and gross profit (exclusive of depreciation) is a $9.7 million benefit in LATAM related to a Brazil VAT recovery for the year ended December 31, 2019. Excluding this impact, adjusted gross profit (exclusive of depreciation) was $94.7 million for LATAM.
(4)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliation to the most comparable GAAP financial measure.
(5)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(6)Included in gross profit (exclusive of depreciation) is a $5.3 million charge in the USA related to the inventory fair value step-up resulting from our February 2019 Nexeo acquisition for the year ended December 31, 2019. Excluding this impact, adjusted gross profit (exclusive of depreciation) was $1,383.1 million for USA.
(7)Excluding the impact from both the Brazil VAT recovery and the inventory fair value step-up, consolidated adjusted gross profit (exclusive of depreciation) was $2,136.4 million for the year ended December 31, 2019.
(8)Other represents unallocated corporate costs that do not directly benefit segments.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended December 31,				Year ended December 31,
	2020		2019		2020		2019
(in millions, except per share data)	Amount (2)	per share (1)	Amount (2)	per share (1)	Amount	per share (1)	Amount	per share (1)
Net (loss) income and diluted EPS (3)	$(33.7)	$(0.20)	$(55.1)	$(0.33)	$52.9	$0.31	$(100.2)	$(0.61)
Net income from discontinued operations	—	—	—	—	—	—	(5.4)	(0.03)
Pension mark to market loss (4)	52.8	0.31	50.4	0.30	52.8	0.31	50.4	0.31
Pension curtailment and settlement gains (4)	(0.6)	—	(1.3)	(0.01)	(0.6)	—	(1.3)	(0.01)
Exchange loss (gain) (4)	0.7	—	6.2	0.04	6.8	0.04	(7.4)	(0.04)
Derivative (gain) loss (3)(4)	(0.7)	—	(3.3)	(0.02)	4.8	0.03	26.7	0.16
Loss (gain) on sale of business, property, plant and equipment (3)(4)	17.3	0.10	(53.0)	(0.31)	26.9	0.16	(51.3)	(0.31)
Restructuring, employee severance and other facility closure costs (3)(4)	8.3	0.05	10.8	0.06	31.4	0.19	40.9	0.24
Impairment charges	2.6	0.02	—	—	40.2	0.24	7.0	0.04
Inventory step-up adjustment	—	—	—	—	—	—	5.3	0.03
Brazil VAT (recovery) charge	—	—	(8.3)	(0.05)	0.3	—	(8.3)	(0.05)
Loss on extinguishment of debt and debt refinancing costs (4)	—	—	20.3	0.12	1.9	0.01	21.0	0.13
Acquisition and integration related costs (3)(4)	16.5	0.10	23.8	0.14	62.4	0.37	152.1	0.92
Saccharin legal settlement (4)	—	—	—	—	—	—	62.5	0.38
Fair value adjustment for warrants (3)(4)	7.2	0.04	13.8	0.07	0.8	—	7.0	0.04
Other (3)(4)	1.7	0.01	(0.2)	—	7.8	0.04	23.6	0.14
Income tax (benefit) expense related to reconciling items (3)(5)	(41.6)	(0.25)	42.0	0.25	(63.9)	(0.38)	9.5	0.06
Other discrete tax items (5)	14.7	0.09	4.4	0.03	(12.6)	(0.07)	(0.5)	—
Adjusted net income and diluted EPS (2)	$45.2	$0.27	$50.5	$0.29	$211.9	$1.25	$231.6	$1.40

GAAP diluted common shares outstanding (1)	169.1		168.6		169.8		164.1
Effect of dilutive securities: stock compensation plans	0.9		1.2		—		0.9
Adjusted diluted common shares outstanding (1)	170.0		169.8		169.8		165.0

(1)Diluted and adjusted diluted earnings per share is calculated using net (loss) income or adjusted net income available to common shareholders divided by diluted and adjusted diluted weighted average shares outstanding during each period, respectively. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(2)The quarter-to-date period is calculated so the sum of quarterly amounts equals the year-to-date period. Immaterial differences may exist due to rounding.
(3)As a result of changes in the number of shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not equal the earnings per share for any year-to-date period.
(4)Reconciling items represent items disclosed on Schedule E included in this document, excluding stock-based compensation and non-operating retirement benefits.
(5)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.

Schedule C
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	LTM(2) Q3'19	LTM(2) Q4'19	LTM(2) Q3'20	LTM(2) Q4'20
Net income (loss)	$1.2	$(63.9)	$16.3	$2.5	$(55.1)	$55.9	$1.8	$28.9	$(33.7)	$(43.9)	$(100.2)	$31.5	$52.9
Net (income) loss from discontinued operations	—	(6.1)	0.7	—	—	—	—	—	—	(5.4)	(5.4)	—	—
Depreciation	31.4	33.2	39.7	41.6	40.5	41.7	40.4	41.6	39.2	145.9	155.0	164.2	162.9
Amortization	13.6	14.4	18.6	12.1	14.6	15.8	14.8	14.7	14.7	58.7	59.7	59.9	60.0
Interest expense, net	33.3	34.2	37.9	36.8	30.6	28.1	29.9	27.7	26.7	142.2	139.5	116.3	112.4
Income tax (benefit) expense	(7.8)	(23.3)	18.5	43.2	66.1	(0.3)	11.6	2.7	(7.9)	30.6	104.5	80.1	6.1
EBITDA	71.7	(11.5)	131.7	136.2	96.7	141.2	98.5	115.6	39.0	328.1	353.1	452.0	394.3
Other operating expenses, net (1)	36.5	164.8	63.8	30.2	39.4	4.1	43.6	21.4	21.1	295.3	298.2	108.5	90.2
Other expense (income), net (1)	35.7	6.1	5.6	5.5	53.3	5.9	3.9	(2.4)	51.0	52.9	70.5	60.7	58.4
Impairment charges	—	—	—	7.0	—	—	16.9	20.7	2.6	7.0	7.0	37.6	40.2
(Gain)/loss on sale of business	—	—	—	—	(41.4)	8.6	—	9.3	32.7	—	(41.4)	(23.5)	50.6
Loss on extinguishment of debt	0.1	0.7	—	—	19.1	1.8	—	—	—	0.8	19.8	20.9	1.8
Brazil VAT (recovery) charge	—	—	—	—	(8.3)	—	0.3	—	—	—	(8.3)	(8.0)	0.3
Inventory step-up adjustment	—	—	—	5.3	—	—	—	—	—	5.3	5.3	—	—
Adjusted EBITDA	$144.0	$160.1	$201.1	$184.2	$158.8	$161.6	$163.2	$164.6	$146.4	$689.4	$704.2	$648.2	$635.8

(1)Refer to Schedule E for more information for the three months and years ended December 31, 2020 and 2019.
(2)Last Twelve Month (LTM) Adjusted EBITDA is a component used in the calculation of the Company's leverage ratio.

Schedule D
Univar Solutions Inc.
Gross Profit (exclusive of depreciation) and
Adjusted Gross Profit (exclusive of depreciation)
(Unaudited)

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended December 31, 2020
External customers	$1,224.9	$427.8	$258.5	$124.2	$—	$2,035.4
Inter-segment	17.9	0.8	0.5	—	(19.2)	—
Total net sales	$1,242.8	$428.6	$259.0	$124.2	$(19.2)	$2,035.4
Cost of goods sold (exclusive of depreciation)	940.7	323.8	208.5	97.1	(19.2)	1,550.9
Outbound freight and handling	60.4	13.7	9.5	2.7	—	86.3
Warehousing, selling and administrative	150.6	61.7	20.4	13.8	5.3	251.8
Adjusted EBITDA	$91.1	$29.4	$20.6	$10.6	$(5.3)	$146.4

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended December 31, 2020
Net sales	$1,242.8	$428.6	$259.0	$124.2	$(19.2)	$2,035.4
Cost of goods sold (exclusive of depreciation)	940.7	323.8	208.5	97.1	(19.2)	1,550.9
Gross profit (exclusive of depreciation)	$302.1	$104.8	$50.5	$27.1	$—	$484.5

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended December 31, 2019
External customers	$1,353.9	$418.9	$256.2	$126.0	$—	$2,155.0
Inter-segment	22.4	0.7	1.7	—	(24.8)	—
Total net sales	$1,376.3	$419.6	$257.9	$126.0	$(24.8)	$2,155.0
Cost of goods sold (exclusive of depreciation)	1,046.0	319.3	202.0	90.3	(24.8)	1,632.8
Outbound freight and handling	62.9	14.3	10.1	2.4	—	89.7
Warehousing, selling and administrative	165.0	54.9	23.3	14.2	8.0	265.4
Brazil VAT recovery (3)	—	—	—	(8.3)	—	(8.3)
Adjusted EBITDA (3)	$102.4	$31.1	$22.5	$10.8	$(8.0)	$158.8

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended December 31, 2019
Net sales	$1,376.3	$419.6	$257.9	$126.0	$(24.8)	$2,155.0
Cost of goods sold (exclusive of depreciation)	1,046.0	319.3	202.0	90.3	(24.8)	1,632.8
Gross profit (exclusive of depreciation)	$330.3	$100.3	$55.9	$35.7	$—	$522.2
Brazil VAT recovery (3)	—	—	—	(9.7)	—	(9.7)
Adjusted gross profit (exclusive of depreciation) (3)	$330.3	$100.3	$55.9	$26.0	$—	$512.5

	USA	EMEA	Canada	LATAM	Other/Eliminations (1)	Consolidated
(in millions)	Year Ended December 31, 2020
External customers	$5,006.2	$1,697.1	$1,110.7	$451.0	$—	$8,265.0
Inter-segment	81.2	3.1	2.5	—	(86.8)	—
Total net sales	$5,087.4	$1,700.2	$1,113.2	$451.0	$(86.8)	$8,265.0
Cost of goods sold (exclusive of depreciation)	3,829.1	1,274.4	898.1	348.0	(86.8)	6,262.8
Outbound freight and handling	239.3	56.5	38.9	9.7	—	344.4
Warehousing, selling and administrative	625.8	226.6	86.5	50.6	32.8	1,022.3
Brazil VAT charge (2)	—	—	—	0.3	—	0.3
Adjusted EBITDA (2)	$393.2	$142.7	$89.7	$43.0	$(32.8)	$635.8

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Year Ended December 31, 2020
Net sales	$5,087.4	$1,700.2	$1,113.2	$451.0	$(86.8)	$8,265.0
Cost of goods sold (exclusive of depreciation)	3,829.1	1,274.4	898.1	348.0	(86.8)	6,262.8
Gross profit (exclusive of depreciation)	$1,258.3	$425.8	$215.1	$103.0	$—	$2,002.2
Brazil VAT charge (2)	—	—	—	0.4	—	0.4
Adjusted gross profit (exclusive of depreciation) (2)	$1,258.3	$425.8	$215.1	$103.4	$—	$2,002.6

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Year Ended December 31, 2019
External customers	$5,828.5	$1,785.5	$1,217.8	$455.1	$—	$9,286.9
Inter-segment	100.2	3.3	6.2	—	(109.7)	—
Total net sales	$5,928.7	$1,788.8	$1,224.0	$455.1	$(109.7)	$9,286.9
Cost of goods sold (exclusive of depreciation)	4,550.9	1,363.9	990.3	350.7	(109.7)	7,146.1
Inventory step-up adjustment (4)	5.3	—	—	—	—	5.3
Outbound freight and handling	254.6	59.1	41.9	9.2	—	364.8
Warehousing, selling and administrative	673.8	222.5	91.6	50.8	30.1	1,068.8
Brazil VAT recovery (3)	—	—	—	(8.3)	—	(8.3)
Adjusted EBITDA (3)(4)	$454.7	$143.3	$100.2	$36.1	$(30.1)	$704.2

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Year Ended December 31, 2019
Net sales	$5,928.7	$1,788.8	$1,224.0	$455.1	$(109.7)	$9,286.9
Cost of goods sold (exclusive of depreciation)	4,550.9	1,363.9	990.3	350.7	(109.7)	7,146.1
Gross profit (exclusive of depreciation)	$1,377.8	$424.9	$233.7	$104.4	$—	$2,140.8
Inventory step-up adjustment (4)	5.3	—	—	—	—	5.3
Brazil VAT recovery (3)	—	—	—	(9.7)	—	(9.7)
Adjusted gross profit (exclusive of depreciation) (3)(4)	$1,383.1	$424.9	$233.7	$94.7	$—	$2,136.4

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.
(2)Adjusted EBITDA excludes a $0.3 million Brazil VAT charge, net of associated fees, and adjusted gross profit (exclusive of depreciation) excludes a $0.4 million Brazil VAT charge in LATAM for the year ended December 31, 2020.
(3)Adjusted EBITDA excludes an $8.3 million benefit, net of associated fees, and adjusted gross profit (exclusive of depreciation) excludes a $9.7 million benefit in LATAM related to the Brazil VAT recovery for the three months and year ended December 31, 2019.
(4)Adjusted EBITDA and adjusted gross profit (exclusive of depreciation) excludes the $5.3 million inventory fair value step-up adjustment resulting from our February 2019 Nexeo acquisition in the USA for the year ended December 31, 2019.

Schedule E
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other expense, net
(Unaudited)

Other operating expenses, net
	Three months ended December 31,		Year ended December 31,
(in millions)	2020	2019	2020	2019
Acquisition and integration related expenses	$16.5	$23.8	$62.4	$152.1
Stock-based compensation expense	3.6	3.4	14.5	25.1
Restructuring charges	4.2	1.4	13.9	2.6
Other employee severance costs	3.6	7.9	14.8	31.2
Other facility closure costs	0.5	1.5	2.7	7.1
Fair value adjustment for warrants	7.2	13.8	0.8	7.0
(Gain) loss on sale of property, plant and equipment and other assets	(15.4)	(11.6)	(23.7)	(9.9)
Saccharin legal settlement	—	—	—	62.5
Other	0.9	(0.8)	4.8	20.5
Total other operating expenses, net	$21.1	$39.4	$90.2	$298.2

Other expense, net
	Three months ended December 31,		Year ended December 31,
(in millions)	2020	2019	2020	2019
Pension mark to market loss (1)	$(52.8)	$(50.4)	$(52.8)	$(50.4)
Pension curtailment and settlement gains	0.6	1.3	0.6	1.3
Non-operating retirement benefits (1)	2.0	0.5	8.5	2.2
Foreign currency transactions	(0.8)	(6.4)	(6.9)	(10.1)
Foreign currency denominated loans revaluation	0.1	0.2	0.1	17.5
Undesignated foreign currency derivative instruments	2.6	2.5	3.2	(23.7)
Undesignated interest rate swap contracts	(1.9)	0.8	(8.0)	(3.0)
Debt refinancing costs	—	(1.2)	(0.1)	(1.2)
Other	(0.8)	(0.6)	(3.0)	(3.1)
Total other expense, net	$(51.0)	$(53.3)	$(58.4)	$(70.5)

(1)Represents charges or gains recorded for both the defined benefit pension and other postretirement benefit plans (“The Plans”). The Plans' mark to market loss is measured and recognized in its entirety within the statement of operations annually on December 31 and results from changes in actuarial assumptions and plan experience between the prior and current measurement dates, as well as the difference between the expected return on plan assets and the actual return on plan assets. For 2020, the pension mark to market loss of $52.8 million reflects a measurement loss of $139.7 million resulting from changes since the prior measurement date in actuarial assumptions and plan experience, offset by the difference between the expected and actual return on plan assets of $86.9 million attributable to the performance of plan assets during 2020.

Schedule F
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	December 31,				September 30,
(in millions)	2020		2019		2020		2019
Total short-term and long-term debt	$2,640.6		$2,713.8		$2,688.0		$2,996.1
Add: Short-term financing	2.1		0.7		0.4		2.9
Less: Cash and cash equivalents	(386.6)		(330.3)		(273.7)		(134.6)
Total net debt	$2,256.1		$2,384.2		$2,414.7		$2,864.4

LTM Adjusted EBITDA (1)(2)	$635.8		$725.4		$641.2		$742.3

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	3.5	x	3.3	x	3.8	x	3.9	x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. For September 30, 2020, LTM Adjusted EBITDA excludes three months of Adjusted EBITDA of $7 million related to the Environmental Sciences business divestiture on December 31, 2019. For December 31, 2019 and September 30, 2019, LTM Adjusted EBITDA includes two and five months of Nexeo Chemicals Adjusted EBITDA, respectively, based on the 2018 full year estimate of $127 million for the periods prior to the closing of the Nexeo acquisition on February 28, 2019.
(2)Refer to Schedule C for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.

Schedule G
Univar Solutions Inc.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA Guidance
(Unaudited)

		Year ended December 31, 2020	Guidance
			Q1 2021		Full year 2021
(in millions)	Q4 2020		Low	High	Low	High
Net (loss) income (1)	$(33.7)	$52.9	$21	$43	$107	$188
Depreciation (1)	39.2	162.9	43	38	170	150
Amortization (1)	14.7	60.0	16	15	60	50
Interest expense, net (1)	26.7	112.4	27	25	105	95
Income tax (benefit) expense (1)	(7.9)	6.1	8	16	48	75
Other operating expenses, net (1)	21.1	90.2	35	25	140	100
Other expense (income), net (1)	51.0	58.4	—	(2)	—	(8)
Loss on extinguishment of debt (1)	—	1.8	—	—	—	—
Loss on sale of business (1)	32.7	50.6	—	—	—	—
Impairment charges (1)	2.6	40.2	—	—	—	—
Brazil VAT charge (1)	—	0.3	—	—	—	—
Adjusted EBITDA	$146.4	$635.8	$150	$160	$630	$650

(1)Adjusted EBITDA excludes from forecasted net income the impact of gains and losses of foreign currency and on divestitures, refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items that might materially impact GAAP net income. We have not provided a further reconciliation of Adjusted EBITDA to GAAP net income as such reconciliation is not available without unreasonable efforts because the additional components in deriving Adjusted EBITDA are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted. In addition, forecasted net income presented within this reconciliation is provided for informational purposes only and should not be viewed as guidance, as reported GAAP net income may differ materially from forecasted net income due to the impact of the items of the type identified above.